COPPER BEECH TOWNHOME COMMUNITIES PORTFOLIO

UNAUDITED COMBINED CONSOLIDATED
STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD FROM MARCH 18, 2013 TO DECEMBER 31, 2013

Copper Beech Townhome Communities Portfolio

Unaudited Combined Consolidated Statement of Revenues and Certain Expenses

For the Period from March 18, 2013 to December 31, 2013

Index	Page

Unaudited Combined Consolidated Statement of Revenues and Certain Expenses	1

Notes to Unaudited Combined Consolidated Statement of Revenues and Certain Expenses	2 – 5

Copper Beech Townhome Communities Portfolio

Unaudited Combined Consolidated Statement of Revenues and Certain Expenses

For the Period from March 18, 2013 to December 31, 2013
(in thousands)

Revenues:
Student housing rentals	$65,969
Student housing services	5,026
Total revenues	70,995
Certain expenses:
Student housing operations	27,087
General and administration	2,183
Interest expense	21,949
Total certain expenses	51,219
Revenues in excess of certain expenses	$19,776

See accompanying notes to the unaudited combined consolidated statement of revenues and certain expenses.

Copper Beech Townhome Communities Portfolio

Notes to Unaudited Combined Consolidated Statement of Revenues and Certain Expenses

For the Period from March 18, 2013 to December 31, 2013

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Copper Beech Townhome Communities Portfolio (the “CB Portfolio”) consists of a group of student rental townhome communities. As of December 31, 2013, Campus Crest Communities, Inc. (Campus Crest) has acquired an equity interest or has an option to acquire an equity interest in the individual entities that own the townhome communities. Each townhome community is held in a separate entity with varied ownership and ownership percentages. Certain entities own and consolidate special-purpose entities that were formed to facilitate borrowings under their respective loans. The CB Portfolio also includes entities that own the corporate headquarters and provide management and administrative services to the properties. All of the CB Portfolio entities are under common management.

Campus Crest has the option to acquire all of the ownership of the CB Portfolio by March 2016 through a series of step acquisitions.

Description of Business

The CB Portfolio consists of student rental townhome communities in eighteen geographic markets in the United States spanning thirteen states. The CB Portfolio comprises approximately 6,200 rentable units with approximately 16,700 rentable beds located close to college campuses. As of December 31, 2013, the CB Portfolio included developments in the following markets, of which certain markets are served by multiple properties:

Geographic Market	Educational Institution	Initial Year in Market
State College, PA	Penn State University	1996
Harrisonburg, VA	James Madison University	2000
Indiana, PA	Indiana University of Pennsylvania	2000
Radford, VA	Radford University	2002
West Lafayette, IN	Purdue University	2003
Bloomington, IN	Indiana University	2005
Mt. Pleasant, MI	Central Michigan University	2005
Bowling Green, OH	Bowling Green State University	2005
Fresno, CA	California State University, Fresno	2006
Allendale, MI	Grand Valley State University	2006
Columbia, MO	University of Missouri	2006
Kalamazoo, MI	Western Michigan University	2007
Columbia, SC	University of South Carolina	2007
Statesboro, GA	Georgia Southern University	2007
Greenville, NC	East Carolina University	2008
Morgantown, WV	West Virginia University	2009
Auburn, AL	Auburn University	2009
San Marcos, TX	Texas State University	2010

During 2013, all of the properties were operating during the entire year with the exception of two property expansions that were under construction during the year and opened in August 2013. Another student rental townhome community was started in Ames, Iowa in 2013 and is expected to be in operation in 2014. The Ames development is jointly owned by the CB Portfolio (33%) and Campus Crest (67%) and is under common management with the other entities in the CB Portfolio.

Copper Beech Townhome Communities Portfolio

Notes to Unaudited Combined Consolidated Statement of Revenues and Certain Expenses (Continued)

For the period from March 18, 2013 to December 31, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined consolidated statement of revenues and certain expenses for the period from March 18, 2013 to December 31, 2013 was prepared for the purpose of inclusion in the Form 10-K of Campus Crest to comply with the rules and regulations of the United States Securities and Exchange Commission. The combined consolidated statement of revenues and certain expenses is not intended to be a complete presentation of the actual operations of the CB Portfolio for the period presented, as certain expenses have been excluded such as depreciation and amortization, and certain owner expenses that are not attributable to Campus Crest and the ongoing operations of the CB Portfolio. Management is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results.

As of December 31, 2013, the CB Portfolio consists of entities in which Campus Crest has an ownership interest or an option to acquire an ownership interest. Before Campus Crest acquired its ownership interests in 2013, all of the CB Portfolio entities were under common management and control. The accompanying combined consolidated statement of revenues and certain expenses includes the accounts of the CB Portfolio and all significant intercompany activity among the combined and consolidated entities have been eliminated.

Aside from the CB Portfolio’s strategic focus in the student rental market, there are no material concentrations of tenants throughout the properties.

Use of Estimates

The preparation of combined consolidated statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of combined and consolidated revenue and certain expenses. Actual results could differ from those estimates.

Revenue Recognition

Tenants (primarily students) are required to execute lease contracts with monthly payment schedules. Rental revenue is recognized on a straight-line basis over the term of the respective leases. Generally, each executed lease is required to be accompanied by a signed parental guaranty. Service revenue is recognized when earned.

Student Housing Operating Expenses

Student housing operating expenses represent the direct expenses of operating the properties and consist primarily of payroll, utilities, repairs and maintenance, insurance, property taxes, and other operating expenses.

Certain costs such as interest, property taxes, and insurance are capitalized during the construction period. Upon the property being placed in service for tenant use, any such subsequent costs are recorded as operating expenses in the period in which they are incurred.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Management is not aware of any other material litigation nor, to management’s knowledge, is any material litigation currently threatened against the CB Portfolio other than routine litigation, claims, and administrative proceedings arising in the ordinary course of business.

Copper Beech Townhome Communities Portfolio

Notes to Unaudited Combined Consolidated Statement of Revenues and Certain Expenses (Continued)

For the period from March 18, 2013 to December 31, 2013

NOTE 3 – LONG-TERM DEBT AND INTEREST EXPENSE

The CB Portfolio’s combined consolidated statement of revenues and certain expenses includes interest expense of approximately $21.9 million for the period from March 18, 2013 to December 31, 2013. Loans with a carrying amount of $482.1 million are outstanding at December 31, 2013. These loans are typically secured by the underlying properties. The loans carry various maturity dates and fixed and variable interest rates ranging from 2.8% to 6.3%.

Also included in interest expense in the CB Portfolio’s combined consolidated statement of revenues and certain expenses is approximately $0.2 million resulting from three lines of credit totaling $6.5 million with variable interest rates ranging from 3.6% to 4.3% as of December 31, 2013. Approximately $0.3 million of these lines was unused and available for borrowing at December 31, 2013.

The following summarizes the key elements of the long-term debt expected to remain within the CB Portfolio:

		(in thousands)
		March 18, 2013	December 31, 2013
Entity	Maturity	Carrying Amount	Carrying amount	Interest
CB1	02/2016	$5,109	$5,055	5.61%
CB2	08/2019	8,642	8,561	5.97%
CBTC1	10/2020	5,716	5,655	4.99%
CBTC3	06/2014	6,443	6,443	5.02%
CBTC4	10/2015	6,066	6,004	5.90%
CBTC7	11/2016	12,207	12,095	5.99%
CBTC10	10/2015	18,890	18,639	5.24%
CBTC11	10/2014	14,406	14,406	5.23%
CBTC12	10/2016	10,690	10,596	6.22%
CBTC13	10/2015	18,757	18,518	5.47%
CBTC15	10/2015	12,596	12,461	5.63%
CBTC16	10/2016	23,388	23,172	5.98%
CBTC20	10/2016	24,132	23,920	6.22%
CBTC21	10/2017	30,843	30,568	5.81%
CBTC23	10/2017	30,296	30,026	5.81%
CBTC24	09/2017	11,830	11,734	6.27%
CBTC25	09/2017	36,730	36,432	6.27%
CBTC27	10/2020	8,044	7,959	5.68%
CBTC30	09/2020	47,878	47,402	5.34%
CBTC31	open ended	1,500	1,500	Prime
CBTC32	08/2020	6,080	6,012	5.14%
CBTC36	11/2014	-	9,401	LIBOR plus 2.5%
				(2.7953% at December 31, 2013)
CBTC38	02/2015	-	9,817	LIBOR plus 2.5%
				(2.7953% at December 31, 2013)
CBCA	05/2014	162	50	LIBOR plus 3%
				(3.2953% at December 31, 2013)
Various	06/2016	117,257	116,018	5.45%
Various	06/2016	9,771	9,668	5.45%
		$467,433	$482,112

The CBTC31 loan is from a member of that entity.

Copper Beech Townhome Communities Portfolio

Notes to Unaudited Combined Consolidated Statement of Revenues and Certain Expenses (Continued)

For the period from March 18, 2013 to December 31, 2013

NOTE 4 – RELATED PARTY TRANSACTIONS

The CB Portfolio pays certain aircraft expenses to an affiliate for amounts associated with the use of an aircraft. Such expenses for the period from March 18, 2013 to December 31, 2013 totaled approximately $0.2 million.

NOTE 5 – TAXES

The entities comprising the CB Portfolio are primarily organized as pass-through entities, partnerships and limited liability companies, for income tax purposes. As such, no provision for income taxes is recognized for these entities in the combined consolidated statement. These entities’ owners are responsible to report their allocable shares of taxable income and losses on their respective tax returns.

Management evaluates the uncertainties of tax positions taken or expected to be taken based on the probability of whether it is more-likely than-not the positions will be sustained upon audit based on technical merit for open tax years. Management concluded that there are no material uncertain tax liabilities to be recognized or disclosed. The policy is, if necessary, to account for interest and penalties for uncertain tax positions as a component of general and administrative expense.

CB-Campus Crest Services, LLC was established by the CB Portfolio with Campus Crest in 2013 as a Taxable REIT Subsidiary (TRS). The ownership of the TRS is consistent with the ownership of the CB Portfolio. The TRS is used to capture costs associated with certain activities that benefit the CB Portfolio and are then billed back to the operating entities to preserve real estate investment trust (REIT) status. The income taxes attributable to the TRS are not significant for the period from March 18, 2013 to December 31, 2013.

NOTE 6 – SUBSEQUENT EVENTS

Events occurring through February 28, 2014 have been evaluated for potential recognition or disclosure in the combined consolidated statement of revenues and certain expenses, the date the combined consolidated financial statement was available to be issued. No events requiring disclosure in or adjustment to the combined consolidated financial statement were noted.

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